Exhibit 99.1

CONTACTS:
William J. Wagner	Deborah A. Boyer
President and CEO	Vice-President and CEO
Northwest Bancorp, Inc.	Keystone State Savings Bank
Northwest Bancorp, MHC	412-781-0555
Tel: 814-726-2140
NORTHWEST BANCORP, MHC TO ACQUIRE KEYSTONE STATE SAVINGS BANK
Warren, Pennsylvania and Sharpsburg, Pennsylvania. February 2, 2009
     Northwest Bancorp, MHC (Mutual Holding Company), the parent company of Northwest Bancorp, Inc. (Nasdaq: NWSB), the holding company for Northwest Savings Bank, and Keystone State Savings Bank, a mutual savings bank, announced jointly today that they have entered into a definitive agreement under which Northwest Bancorp, MHC would acquire Keystone State Savings Bank. Each of the Boards of Trustees has approved the transaction and due diligence has been completed. The transaction is expected to be completed in the third quarter of 2009, and is subject to approval of applicable regulatory authorities and, if required, by the depositors of Keystone State Savings Bank.
     Deborah A. Boyer, Vice President and Chief Executive Officer, of Keystone State Savings Bank, stated, “We are very excited about becoming a part of Northwest. This merger will allow our depositors to receive membership rights in Northwest and our customers will have access to a wider variety of banking and financial products and services offered by Northwest plus a network of offices that spans metropolitan Pittsburgh, Pennsylvania, and four other states.”
     William J. Wagner, President and Chief Executive Officer of Northwest Bancorp, Inc. stated, “We are very pleased to announce the acquisition of Keystone State Savings Bank. The local branch will enhance our retail network in Allegheny County and will give us twenty-nine offices in the greater Pittsburgh market. We are also excited about the opportunity of acquiring another mutual institution as our mutual structure is unique in making these acquisitions possible. We intend to continue Keystone State’s focus on community banking and, at the same time, expand the products and services offered to Keystone State’s customers.”
     Northwest Bancorp, MHC owns the majority share of Northwest Bancorp, Inc. Both are headquartered in Warren, Pennsylvania. The company operates 167 banking locations in Pennsylvania, New York, Ohio, Maryland, and Florida and holds assets of $7.0 billion. Its stock trades on the Nasdaq Global Market under the symbol NWSB.
     Keystone State Savings Bank has assets of $25.6 million, deposits of $21.8 million and equity capital of $3.7 million. Founded in 1887, Keystone State Savings Bank operates from its offices at 905 Main Street in Sharpsburg.